Exhibit 10.7

English Summary of Guarantee Agreement

Contract No.: (2008) China Citic Bank Qindao Branch YinBaozi 095018

The Guarantor: Qingdao Free Trading Zone Sentaida International Trade Co., Ltd (“F.T.Z. Sentaida”)

The Creditor: China Citic Bank Qindao Branch (“the Bank”)
The Debtor: Shandong Yongtai Chemical & Industrial Co., Ltd

In order to secure the Creditor’s right and interest under the Principal Contract, the Guarantor agrees to provide joint liability guarantee for the Debtor’s indebtedness. The Guarantor and the Bank upon consultation have reached the following agreement in accordance with relevant laws and regulations.

1.

The maximum principal amount of the Debtor’s indebtedness guaranteed by the Guarantor is RMB60,000,000. Any interest, compound interest and interest penalties relating to the principal and any expenses relating to implementation of the Bank’ s rights are all guaranteed by the Guarantor.

2.

Within the maximum guaranteed, all loan agreements signed by and between the Debtor and the Bank are the Principal C ontract. The term of the Principal Contract is from March 21, 2008 to March 21, 2009. The term of the Guarantee Agreement is two years starting from the due date of the indebtedness.

3.

The Guarantor has the joint guarantee liability for the Debtor’s indebtedness under the Principal Contract . When the Debtor is in default of its repayment obligation , the Bank has the absolute right to require the Guarantor to assume the repayment obligation.

4.	The Guarantor hereby represents as follows:

(1)	The Guarantor is duly organized and validly existing and legally qualified to sign and to execute this Agreement;
(2)	The Agreement reflects the genuineness of assent of the Guarantor;
(3)

All documents, materials and certificates provided by the Guarantor are true, complete and accurate. Except as disclosed to the Bank, there is no undisclosed material indebtedness, material breach of contracts, material litigation or material arbitration of the Guarantor that may adversely affect the enforcement of the Agreement.

5.    The Guarantor’s rights and obligations:

(1)	Provide all true and valid documents to the Bank with respect to its legal identity.
(2)

During the term of this Agreement, the Guarantor should give written notice to the Bank within 15 days after the Guarantor changes its domicile, name, telephone and facsimile. If the Guarantor’s legal representative is changed, the Guarantor should inform the Bank within 7 days.

(3)	The Guarantor should provide to the Bank its financial statements and other relevant documents periodically or upon the request from the Bank,
(4)

During the term of this Agreement, the Guarantor should give written notice 30 days in advance if any of the following events occurs: common stock transferring, acquisition, change of business scope, disposition of significant amount of assets, change of registered capital, entry into material lease agreement, and the establishment of a joint venture.

(5)

When the Debtor defaults its obligation and the Bank requires the Guarantor to assume the repayment obligation, the Guarantor should repay the Bank immediately after receiving the Bank’s written notice.

(6)

If the Guarantor fails to fulfill its obligation under Section 7(5), the Bank has the right to set off against the Guarantor’s cash balance deposited with the Bank or dispose the assets of the Guarantor that are legally controlled or managed by the Bank.

(7)

During the term of the Agreement, there is no need to obtain the consent of the Guarantor if the Debtor and the Bank have reached an agreement to amend the provisions of the Principal Contract unless the changes result in more obligations for the Guarantor. If the Guarantor’ s obligation is increased without the Guarantor’s consent in advance, then, the Guarantor has the right to refuse to assume the increased obligation.

6.   During the term of the Agreement, if any of the following events occurs, the Bank has the right to accelerate the repayment of all the principal and request the Guarantor to fulfill its guarantee obligations hereunder:

(1)	Any indebtedness under any of the Principal Contract is due and repayment obligation is defaulted.
(2)	Repayment of loan is accelerated as the parties agreed under the Principal Contract;
(3)	The Guarantor’s business is terminated and dissolved or the Guarantor ’s business license is revoked;
(4)	Any events happened to the Guarantor, which may have adverse impact on the Bank’s interest or equity.

7.    If this Agreement is notarized by a notary public, in the event that the Guarantor is in default of its obligations hereunder, the Bank has the right to require a court with the jurisdiction to enforce the notarized Agreement .

8.    This Agreement shall be governed by the relevant laws of China. Any disputes arising from the execution of, or in connection with the this Agreement shall be settled through friendly negotiation between both parties hereto. In case no settlement to disputes can be reached through friendly negotiation, the disputes shall be submitted to a court of the Bank’s domicile.

Qingdao Free Trading Zone Sentaida International Trade Co., Ltd

/s/ Qin Long

Seal

March 21, 2008

China Citic Bank Qindao Branch

Seal

March 21, 2008